Exhibit 5.1

May 4, 2004

Board of Directors
Trizec Properties, Inc.
233 South Wacker Drive, 46th Floor
Chicago, Illinois 60606

Ladies and Gentlemen:

     We are acting as counsel to Trizec Properties, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission relating to the proposed public offering of up to 5,000,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”), which may be offered and sold by the Company from time to time pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Fourth Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Certificate of Incorporation”).

3.	The Amended and Restated Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Bylaws”).

4.	Resolutions of the Board of Directors of the Company adopted at a meeting held on May 4, 2004, relating to the filing of the

Board of Directors
Trizec Properties, Inc.
May 4, 2004

Registration Statement, the issuance and sale of the Shares and arrangements in connection therewith, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Resolutions”).

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Certificate of Incorporation. This opinion letter is given, and all statements are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Resolutions and the Plan, will be validly issued, fully paid and non-assessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

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Board of Directors
Trizec Properties, Inc.
May 4, 2004

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.